Filed under Rule 424(b)(3), Registration Statement No. 333-275151
Pricing Supplement No. 601 - Dated Monday, January 22, 2024 (To: Prospectus Dated October 24, 2023 and Prospectus Supplement Dated October 27, 2023
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743F2A3	[]	100.000%	0.950%	[]	Fixed	4.450%	Monthly	02/15/2028	03/15/2024	$5.44	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 12/15/2025 and Monthly thereafter with 30 Calendar Days' Notice.

National Rural Utilities Cooperative Finance Corp
Offering Date: Monday, January 22, 2024 through Monday, January 29, 2024
Trade Date: Monday, January 29, 2024 @12:00 PM ET
Settle Date: Thursday, February 1, 2024
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.

Agents: InspereX LLC, Citigroup Global Markets Inc., Wells Fargo Clearing Services, LLC, RBC Capital Markets, LLC

Trustee: U.S. Bank Trust Company, National Association

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of InspereX Holdings LLC. All Rights Reserved.
National Rural Utilities Cooperative Finance Corp Prospectus dated October 24, 2023 and Prospectus Supplement Dated: October 27, 2023